                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             BAXTER INTERNATIONAL
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

Letter to Stockholders

                                     Baxter International Inc.     847.948.2000
                                     One Baxter Parkway
                                     Deerfield, Illinois 60015

[LOGO OF BAXTER INTERNATIONAL INC.]

  March 23, 2001

  To our Stockholders:

  The Board of Directors joins me in inviting you to attend the 2001 Annual Meeting of Stockholders. The meeting will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 1, 2001. The meeting will begin at 10:30 a.m. Central time. Registration will begin at 9:00 a.m. and refreshments will be provided.

  I look forward to discussing our plans for Baxter's future and reporting on an excellent year 2000. Last year you heard me discuss our focus on building the best team in health care, being the best partner to our customers and patients and being the best investment for you, our stockholders. As a result of attaining many of our best team and best partner objectives, we achieved our best investment goals for 2000. At the meeting, in addition to discussing matters in the proxy statement, I will report on our year 2000 achievements and discuss our goals for 2001 and beyond, including our plans to significantly increase the growth rate of the Company while continuing our focus on operational excellence.

  We hope you will be able to attend the meeting and look forward to seeing you there.

  Sincerely,

  /s/ HARRY M. JANSEN KRAEMER, JR.

  Harry M. Jansen Kraemer, Jr.
  Chairman of the Board and
  Chief Executive Officer


                                                             [LOGO]
                                                      Printed on Recycled Paper

Notice of Annual Meeting
                                       Baxter International Inc.
                                       One Baxter Parkway
                                       Deerfield, Illinois 60015
[LOGO OF BAXTER APPEARS HERE]

  March 23, 2001

  Notice of Annual Meeting of Stockholders

  The 2001 Annual Meeting of Stockholders of Baxter International Inc. will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 1, 2001 at 10:30 a.m. Central time, for the following purposes:

  1. To elect three directors to hold office for three years;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 2001;

  3. To approve a proposal to amend Baxter's Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of common stock;

  4. To approve the 2001 Incentive Compensation Program;

  5. To act on the stockholder proposal relating to the declassification of the board of directors; and

  6. To transact any other business which is properly presented at the meeting.

  Stockholders of record at the close of business on March 2, 2001 will be entitled to vote at the meeting. A list of these stockholders will be made available to any stockholder, for any purpose germane to the meeting, at Baxter's Corporate Headquarters located at One Baxter Parkway, Deerfield, Illinois for the 10-day period prior to the meeting.

  Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. Once again, our registered stockholders have the option of voting their shares through the Internet, by dialing a toll-free telephone number (from the United States or Canada) or by mailing the enclosed proxy card. Instructions for using these convenient services are described under the question "How do I vote?" on page 2 of the enclosed proxy statement.

  Finally, if you receive more than one of these mailings at the same address, or if you wish to receive future mailings electronically, please follow the instructions on page 34 of the proxy statement under the heading "Reducing Mailing Expenses."

  By order of the Board of Directors,
  [SIGNATURE OF JAN STERN REED APPEARS HERE]
  Jan Stern Reed
  Corporate Secretary and Associate General Counsel

--------------------------------------------------------------------------------

                                [LOGO OF BAXTER]

   Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015,
                                  847.948.2000

--------------------------------------------------------------------------------

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about March 23, 2001, to owners of shares of Baxter common stock in connection with the solicitation of proxies by the Board of Directors for the 2001 Annual Meeting of Stockholders.

                               Table of Contents

Questions and Answers about Voting.........................................   2

Management Proposals:
  Election of Directors--Proposal 1 on the Proxy Card......................   4
  Ratification of Appointment of Independent Accountants--Proposal 2 on the
   Proxy Card..............................................................   4
  Approval of Increase in the Authorized Shares of Common Stock--Proposal 3
   on the Proxy Card.......................................................   5
  Approval of 2001 Incentive Compensation Program--Proposal 4 on the Proxy
   Card....................................................................   6

Board of Directors:
  Director Biographies.....................................................  12
  Corporate Governance.....................................................  15
  Committees of the Board..................................................  15
  Compensation of Directors................................................  16

Audit Committee Report.....................................................  18

Compensation Committee Report..............................................  19

Executive Compensation:
  Summary..................................................................  23
  Stock Option Grants......................................................  24
  Stock Option Exercises...................................................  25
  Long-Term Incentive Plan.................................................  26
  Pension Plan, Excess Plans and Supplemental Plans........................  26

Ownership of Baxter Stock:
  Stock Ownership of Directors and Officers................................  28
  Section 16(a) Beneficial Ownership Reporting Compliance..................  29
  5% or Greater Stockholders...............................................  29

Baxter's Financial Performance.............................................  30

Minority Stockholder Proposal:
  Declassification of the Board of Directors--Proposal 5 on the Proxy Card.  31

Other Information:
  Attending the Annual Meeting.............................................  34
  Reducing Mailing Expenses................................................  34
  Cost of Proxy Solicitation...............................................  34
  Future Stockholder Proposals and Nominations.............................  35
  Exhibit A--2001 Stock Compensation Program............................... A-i
  Exhibit B--Audit Committee Charter....................................... B-i
  Directions to the Annual Meeting

Questions and Answers about Voting

  Your shares can be voted at the Annual Meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. If you do wish to attend the Annual Meeting, please follow the instructions on page 34 under the heading "Attending the Annual Meeting."

Q: Who is entitled to vote?
A: All record holders of Baxter common stock (Common Stock) as of the close of business on March 2, 2001 are entitled to vote. On that day, approximately 295,249,858 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meet-ing.

Q: How do I vote?
A: Once again, we offer our registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

  . By mail, using the enclosed proxy card and postage-paid return envelope;

  . By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

  . Through the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q: What does it mean to vote by proxy?
A: It means that you give someone else the right to vote your shares in accor-dance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our General Counsel (the "Proxyholders"). In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the board's nominees, for the ratification of the appointment of the independent accountants, for the adoption of the increase in authorized shares of Common Stock, for the ap-proval of the 2001 Incentive Compensation Program and against the minority stockholder proposal.

Q: On what am I voting?
A: There are five items on the agenda: (1) election of three directors, (2) ratification of the appointment of the independent accountants, (3) ap-proval of an increase in the number of authorized shares of Common Stock,
   (4) approval of the 2001 Incentive Compensation Program, all of which are supported by management, and (5) one minority stockholder proposal, which is opposed by management.

Q: What happens if other matters are raised at the meeting?
A: Although we are not aware of any matters to be presented at the Annual
   Meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in Baxter's bylaws, any proxies given will be voted by the Proxyholders in accordance with their best judgment unless you have in-dicated otherwise.

Q: Is my vote confidential?
A: Whether voting in person, by mail, by telephone or through the Internet, you will be given the opportunity to request that your vote be treated as confidential. If you request confidential treatment, only the inspectors of election and the proxy tabulator will have access to your vote.

Questions and Answers about Voting

Q: What if I submit a proxy and later change my mind?
A: If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary; submitting an-other proxy bearing a later date (in any of the permitted forms); or cast-ing a ballot in person at the Annual Meeting.

Q: Who will count the votes?
A: Baxter's transfer agent, EquiServe, will serve as proxy tabulator and count the votes, and the results will be certified by the inspectors of election.

Q: How is it determined whether a matter has been approved?
A: Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows. The three people receiving the largest number of votes cast at the Annual Meeting will be elected as directors. Approval of the proposal to increase the number of authorized shares of Common Stock requires the affirmative vote of a major-ity of the outstanding shares entitled to be voted on the proposal. For each other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Q: What constitutes a quorum?
A: A quorum is present if a majority of the outstanding shares of Common Stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q: What are broker non-votes?
A: Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the benefi cial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed "rou-tine" by the New York Stock Exchange, such as the election of directors, ratification of the appointment of independent accountants, adoption of the increase in authorized shares of Common Stock and approval of the 2001 In-centive Compensation Program. On non-routine matters, such as the minority stockholder proposal, nominees cannot vote unless they receive voting in-structions from beneficial holders, resulting in so-called "broker non-votes." Broker non-votes have no effect on the outcome of any of the mat-ters specified in the Notice of Annual Meeting, except with respect to ap-proval of the proposal to increase the number of authorized shares, for which a broker non-vote will have the effect of a vote against the propos-al.

Q: What effect does an abstention have?
A: Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of An-nual Meeting.

Q: What shares are covered by the proxy card?
A: The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter's Dividend Reinvestment Plan, Shared Investment Plan, executive compensation plans, Employee Stock Pur-chase Plan, and shares credited to your Incentive Investment Plan account held in custody by the plan trustee, State Street Bank.

Q: What if I am a beneficial holder rather than an owner of record?
A: If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Management Proposals

Election of Directors--Proposal 1 on the Proxy Card

  Baxter's Board of Directors currently consists of twelve members and is divided into three classes. Each year, the directors in one of the three classes are elected to serve a three-year term. At the Annual Meeting, three directors are proposed for election for a three-year term expiring in 2004. Frank R. Frame, whose current term expires on May 1, 2001, has decided not to run for re-election. The Board has nominated the following persons for election, all of whom are currently directors of Baxter:

                                 Pei-yuan Chia
                            Arnold J. Levine, Ph.D.
                             Monroe E. Trout, M.D.

  Information regarding each of the nominees follows on page 12. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the Annual Meeting.

  The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board's nominees, except to the extent a stockholder withholds authority to vote for the nominees.

  The Board of Directors recommends a vote FOR the election of all of the nominees for director.

Ratification of Appointment of Independent Accountants--Proposal 2 on the Proxy Card

  The Board of Directors, acting on the recommendation of the Audit Committee, has appointed PricewaterhouseCoopers LLP as independent accountants for Baxter in 2001. The Board of Directors requests that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Board of Directors will consider the selection of another public accounting firm for 2001 and future years.

  One or more representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer questions.

Audit Fees

  Fees for services performed by PricewaterhouseCoopers LLP during 2000 relating to the audit of the consolidated annual financial statements, including statutory audits of foreign subsidiaries, aggregated approximately $3.1 million.

Financial Information Systems Design and Implementation Fees

  Fees for professional services performed by PricewaterhouseCoopers LLP during 2000 in connection with financial information systems design and implementation aggregated approximately $15.6 million.

Management Proposals

All Other Fees

  Fees for all other services performed by PricewaterhouseCoopers LLP, including tax assistance and other consulting services (both audit and non-audit related), during 2000 aggregated approximately $12.7 million.

  The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants, except to the extent a stockholder votes against or abstains from voting on this proposal.

  The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 2001.

Approval of Proposal to Amend Baxter's Restated Certificate of Incorporation, as Amended, to Increase the Number of Authorized Shares of Common Stock-- Proposal 3 on the Proxy Card

  The Board of Directors has proposed that stockholders approve an amendment to Baxter's Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock of Baxter to one billion shares from the currently authorized number of 350,000,000 shares. The Board of Directors has declared the proposed amendment to be advisable and has submitted it to a vote by the stockholders at the Annual Meeting.

  On February 27, 2001, the Board of Directors declared a contingent 2-for-1 stock split in the form of a stock distribution. If, and only if, the proposed amendment to Baxter's Restated Certificate of Incorporation, as amended, is approved by the stockholders at the Annual Meeting, and the number of shares of authorized Common Stock is thereby increased to one billion, the additional stock will be distributed on May 30, 2001 to record holders of Common Stock as of the close of business on May 9, 2001.

  If the proposed amendment is approved by the stockholders, Baxter plans to file a Certificate of Amendment to the Restated Certificate of Incorporation, as amended, as soon as practicable following the Annual Meeting to increase the number of shares of authorized Common Stock to one billion.

  On March 2, 2001, of the 350,000,000 authorized shares of Common Stock, a total of 295,249,858 shares were outstanding, approximately 2,883,393 shares were held in treasury and approximately 56,490,577 shares were reserved for potential issuance in connection with Baxter's obligations to issue stock in connection with employee compensation plans, including stock options and employee stock purchase plans, and equity forward and collar arrangements.

  In addition to enabling the contingent 2-for-1 stock split in the form of a stock distribution, the additional shares will enhance Baxter's flexibility in connection with possible future actions, such as acquisitions of property and securities of other companies, financings, stock splits, stock dividends, and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. The Board of Directors believes that it is beneficial to Baxter to have the additional shares available for such purposes without delay or the necessity of a special meeting of stockholders. Other than the contingent 2-for-1 stock split and the obligations referred to above for which shares of

Management Proposals
common stock have already been reserved, Baxter has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock which would be authorized by the proposed amendment.

  If the proposed amendment is approved by the stockholders, the additional shares will be available for issuance from time to time without further action by the stockholders (unless required by applicable law, regulatory agencies or by the rules of any stock exchange on which Baxter's securities may then be listed) and without first offering those shares to the stockholders. Stockholders do not have preemptive rights with respect to the Common Stock. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present stockholder's interest in Baxter.

  Baxter has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although Baxter could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of Baxter. As of this date, Baxter is unaware of any pending or threatened efforts to acquire control of Baxter.

  The affirmative vote of a majority of the shares of Baxter Common Stock outstanding as of the close of business on the record date for the Annual Meeting is required for the approval of the proposed amendment to the Company's Restated Certificate of Incorporation, as amended.

  At the Annual Meeting, the following resolution will be introduced:

    RESOLVED, that the Restated Certificate of Incorporation, as amended, of this Corporation, be amended by deleting the first sentence of Article Fourth in its entirety and inserting, in lieu thereof, the following new first sentence of Article Fourth, providing in its entirety as follows:

    FOURTH: The total number of shares of stock which the corporation shall have authority to issue is one billion, one hundred million (1,100,000,000) shares, of which one hundred million (100,000,000) shares of no par value shall be preference stock (the "Preference Stock") and of which one billion (1,000,000,000) shares, of the par value of U.S. one dollar (U.S. $1.00) each, amounting in the aggregate to U.S. one billion dollars (U.S. $1,000,000,000), shall be common stock (the "Common Stock").

  The Proxyholders intend to vote the shares represented by proxy in favor of the proposed amendment, except to the extent a stockholder votes against or abstains from voting on this proposal.

  The Board of Directors recommends a vote FOR the approval of the proposed amendment to the Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock.

Approval of 2001 Incentive Compensation Program--Proposal 4 on the Proxy Card

  On February 27, 2001, the Board of Directors adopted the 2001 Incentive Compensation Program, subject to approval by Baxter's stockholders. The program is similar to the 2000 Incentive Compensation Program, which Baxter's stockholders approved at the 2000 Annual Meeting of Stockholders. The complete text of the program is included as Exhibit A to this proxy statement. The following is a summary of the material terms of the program.

Management Proposals

General

  The purpose of the program is to increase stockholder value and to advance the interests of Baxter by providing a variety of economic incentives designed to attract, retain and motivate Baxter employees and other individuals providing services to Baxter. Incentives may consist of the following: (a) stock options; (b) restricted stock; (c) stock awards; (d) performance shares; and (e) other incentives, including cash. Incentives may be granted to any employee, director, consultant or other independent contractor of Baxter (eligible participants) as selected from time to time by the Compensation Committee. As of December 31, 2000, Baxter had approximately 43,000 employees.

  The program will be administered by the Compensation Committee of the Board of Directors. The committee must consist of two or more directors who qualify as disinterested persons under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and as outside directors under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year which it or any subsidiary pays to specified executives. Those specified executives or covered employees are the chief executive officer and the four next most highly compensated executive officers for whom proxy disclosure is required. Certain compensation, including compensation based on the attainment of performance goals, is excluded from the deduction limit and, therefore, is deductible even if it exceeds $1 million per year. To qualify for this performance-based exemption, the material terms pursuant to which the compensation is to be paid, including the performance goals and the maximum amount payable to the covered employees, must be approved by the stockholders before payments are made.

  Subject to the provisions and limitations of the program, the committee will have the authority to:

  . interpret the provisions of the program, and prescribe, amend, and rescind rules and procedures related to the program;

  .  grant awards;

  . modify the terms of, cancel and reissue, or repurchase outstanding awards;

  . prescribe the form of agreement, certificate or other instrument evidencing any award;

  . correct any defect or omission and reconcile any inconsistency in the program or in any award; and

  . make all other determinations and take all other actions as it deems necessary or desirable for the administration of the program.

  The committee may not cancel any outstanding stock option for the purpose of reissuing an option to the holder at a lower exercise price. The committee can delegate its authority with respect to participation, the grant of awards and related performance objectives for any person other than Baxter's directors and those officers subject to the reporting requirements of Section 16 of the Exchange Act.

  The number of shares of Baxter's Common Stock which may be issued under the program may not exceed 10,000,000 shares. This represents approximately 3.4% of the outstanding shares of Common Stock on December 31, 2000. The closing market price of the Common Stock on December 31, 2000 was $88.3125 per share.

Management Proposals

Stock Options

  Under the program, the committee may grant non-qualified and incentive stock options to eligible participants to purchase shares of Common Stock from Baxter. The program gives the committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable, subject to the following limitations. No stock option may be granted with a purchase price below the fair market value of the shares subject to the option on the date of grant. The fair market value of shares on the date of grant will be the closing sale price of Common Stock as reported on the New York Stock Exchange composite reporting tape. The term of a non-qualified option may not exceed 10 years and one day from the date of grant. The term of an incentive stock option may not exceed ten years from the date of the grant, and no incentive stock option may be transferred other than by will or the laws of descent and distribution. No person may receive, in any calendar year, stock options which, in the aggregate, represent more than 500,000 shares of Common Stock. Payment of the option price will be made in such form and manner as the committee may approve.

Restricted Stock

  Restricted stock consists of the sale or grant by Baxter to an employee of one or more shares of Common Stock which are subject to restrictions on their sale or other transfer by the participant. The price, if any, at which restricted stock will be sold or granted will be determined by the committee, and it may vary from time to time and among participants and may require no payment or be less than the fair market value of the shares at the date of sale or grant. All shares of restricted stock granted to executive officers of Baxter and its principal subsidiaries will be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the code and other restrictions as the committee may determine. Subject to these restrictions and the other requirements of the program, a participant receiving restricted stock will have the rights of a stockholder (including voting and dividend rights) as to those shares only to the extent the committee designates at the time of the grant. No person may receive, in any calendar year, more than 50,000 shares of restricted stock. The committee, in its sole discretion, may substitute cash for shares of Common Stock otherwise required to be distributed.

Stock Awards

  Stock awards consist of the grant by Baxter to an employee of shares of Common Stock, without payment, as additional compensation for his or her services to Baxter or a subsidiary of Baxter. Stock awards are subject to the following limitations. No executive officer of Baxter or its principal subsidiaries may receive a stock award, and no person eligible to receive a stock award may receive a stock award representing more than 2,500 shares of Common Stock in any calendar year.

Performance Shares

  Performance shares consist of the grant by Baxter of a contingent right to receive payment of shares of Common Stock. Each performance share entitles the participant to one share of Common Stock, subject to the attainment of performance goals and other terms and conditions specified by the committee. The performance shares will be paid in shares of Common Stock (or cash, in the discretion of the committee) to the extent performance goals set forth in the grant are achieved. All performance

Management Proposals
shares granted to executive officers of Baxter and its principal subsidiaries will be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the code. The number of shares granted and the performance goals will be determined by the committee. No person may receive, in any calendar year, more than 50,000 performance shares.

Other Incentives

  Other incentives may consist of a payment in cash or in kind by Baxter to an eligible participant as additional compensation for his or her services to Baxter or a subsidiary of Baxter. The form, amount and the terms and conditions of other incentives will be determined by the committee. All other incentives granted to executive officers of Baxter and its principal subsidiaries will be subject to the attainment of performance goals designed to satisfy the requirements under Section 162(m) of the code.

Section 162(m) Performance Goals

  Under the program, all grants of restricted stock, performance shares and other incentives granted to executive officers of Baxter and its principal subsidiaries will be subject to the attainment of performance goals in compliance with the provisions of Section 162(m) of the code. The specific performance goals applicable to such an award will be established by the committee within the first 90 days of the applicable performance period, based on one or more of the following business criteria: stock price, market share, sales, earnings per share, net earnings, return on equity, costs and cash flow.

Non-transferability of Most Incentives

  No restricted stock, performance share or other incentive granted under the program will be transferable by its holder, except in the event of the holder's death, by will or the laws of descent and distribution. Non-qualified stock options may be transferred by the holder to the limited extent authorized by the rules and procedures established by the committee from time to time or by will or by the laws of descent and distribution.

Amendment of the Program

  The Board of Directors may amend or discontinue the program at any time. However, no amendment or discontinuance may (a) alter or impair, without the consent of the recipient, an incentive previously granted or (b) result in a change which would disqualify awards made under the program from the exemption provided by Rule 16b-3 of the Exchange Act. In addition, the Board of Directors may not amend the program without approval of Baxter's stockholders to the extent such approval is required by law, agreement or any exchange on which the Common Stock is traded.

Change in Control

  In the event of a change in control of Baxter (as specified in the program), the restrictions on all outstanding shares of restricted stock will lapse immediately, all outstanding stock options will become exercisable immediately and all performance goals will be deemed to be met and payment made immediately.

Management Proposals

  In connection with certain change of control events (as specified in the program) the committee can require that any outstanding stock option granted under the program be surrendered to Baxter for cancellation. The holder of a stock option that is cancelled will be entitled to receive a cash payment equal to the number of shares of Common Stock subject to the option immediately before it was cancelled multiplied by the excess, if any, of the greater of (A) the highest per share price offered to Baxter's stockholders in the change of control transaction or (B) the fair market value of a share of Common Stock on the date of the change of control, over the exercise price.

Antidilution Provisions

  In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange, or other distribution with respect to Baxter Common Stock (including, without limitation, the contingent 2-for-1 stock split described in connection with Proposal 3 above) or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to awards under the program, the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) and the limits on the number of shares that can be subject to awards received by individuals in any calendar year described above, will be equitably adjusted by the committee, in its sole discretion, to preserve the value of awards made or to be made under the program.

Federal Income Tax Consequences

  Under existing federal income tax provisions, a participant who receives a stock option or performance shares under the program or who purchases or receives shares of restricted stock under the program will not normally realize any income, nor will Baxter normally receive any deduction, for federal income tax purposes in the year such incentive is granted. A participant who receives a stock award under the program consisting of shares of Common Stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and Baxter will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. A participant who receives a cash award will realize ordinary income at the time the award is paid equal to the amount received, and the amount of the cash is expected to be deductible by Baxter.

  When a non-qualified stock option granted pursuant to the program is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and Baxter will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

  Options which qualify as incentive stock options are entitled to special tax treatment. Because the capital gains rate is currently lower than the highest individual rate, there are income tax advantages to receiving incentive stock options rather than non-qualified options. Incentive stock options must be exercised within ten years after the grant date or they expire. Incentive stock options are not transferable, other than by will or the laws of descent and distribution, and are exercisable, during the optionee's lifetime, only by the optionee. Under existing federal income tax law, if shares purchased pursuant to the exercise of an incentive stock option are not disposed of by the optionee within two

Management Proposals
years from the date of the option grant or within one year after the transfer of the shares to the optionee, whichever is longer, then:

  .the optionee recognizes no income upon the exercise of the option;

  . any gain or loss will be recognized by the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee's hands, will be treated as a long-term capital gain or loss;

  . the optionee's basis in the shares purchased will equal the amount of cash paid for such shares; and

  . Baxter will not be entitled to a federal income tax deduction in connection with the exercise of the option.

Baxter understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an "item of tax preference" for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.

  Baxter further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee's basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, Baxter will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

  If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares received in replacement of the previously owned shares is carried over. If the option is a non-qualified option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option or through Baxter's employee stock purchase plan and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

  A participant who receives restricted stock or performance shares will normally realize taxable income on the date the shares become transferable or no longer subject to a substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will equal the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. A participant may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Baxter expects to be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

  The Proxyholders intend to vote the shares represented by proxy in favor of approval of the 2001 Incentive Compensation Program, except to the extent a stockholder votes against or abstains from voting on this proposal.

  The Board of Directors recommends a vote FOR approval of the 2001 Incentive Compensation Program.

Board of Directors
Director Biographies

Nominees for Election as Directors (Term Expires 2004)


                Pei-yuan Chia, age 62, has served as a director of Baxter
[PHOTO] since 1996. Mr. Chia was vice chairman of Citicorp and Citibank, N.A., its principal subsidiary, from 1994 to 1996 when he retired. From 1993 to 1996, he served as a director of Citicorp and Citibank, N.A., and assumed responsibility for their global consumer business in 1992. Between 1974 and 1992, Mr. Chia held various senior management positions in Citicorp and Citibank, N.A. and was Citibank, N.A.'s senior customer contact for corporate banking activities in Asia. Mr. Chia also serves as a director of American International Group, Inc.




[PHOTO] Arnold J. Levine, Ph.D., age 61, has served as a director of Baxter since 1994. In December 1998, Dr. Levine became the president of Rockefeller University. He was a professor of biology and the chairman of the molecular biology department at Princeton University from 1984 to 1998. Since 1982, Dr. Levine has been the chairman of Baxter's scientific advisory board. Dr. Levine also serves as a director of Applera Corporation and ImClone Systems Incorporated.


                Monroe E. Trout, M.D., age 69, has served as a director of
[PHOTO] Baxter since 1995. Dr. Trout was chairman of the board, president and chief executive officer of American Healthcare Systems, a network of integrated health care systems, from 1987 until he retired in 1994. He was elected president and chief executive officer of American Healthcare Systems in 1986. Dr. Trout also serves as chairman of the board of Cytyc Corporation and as a director of Science Applications International Corporation and West Pharmaceutical Services, Inc.

Board of Directors

Directors Continuing in Office (Term Expires 2002)


                Martha R. Ingram, age 65, has been a director of Baxter since 1987. Since 1995, Ms. Ingram has been the chairman of the board of Ingram Industries Inc., an inland waterway transportation company, a distributor of trade books and an automobile insurance company. She was first elected a director of Ingram Industries Inc. in 1981 and served as its chief executive officer from 1996 to 1999. Ms. Ingram also serves as a director of Ingram Micro Inc., AM South Bank and Weyerhaeuser Company.

[PHOTO]


                Harry M. Jansen Kraemer, Jr., age 46, has been a director of Baxter since 1995 and chairman of the board since January 1, 2000. Mr. Kraemer has been president of Baxter since 1997 and chief executive officer since January 1, 1999. From 1993 to 1997, he served as senior vice president and chief financial officer of Baxter. Mr. Kraemer also serves as a director of Comdisco Inc. and Science Applications International Corporation.

[PHOTO]

                Thomas T. Stallkamp, age 54, was elected as a director of Baxter in February 2000. Mr. Stallkamp is vice chairman and chief executive officer of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services. From 1980 through 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were vice chairman and president.
                Mr. Stallkamp also serves as a director of Kmart Corporation and Metaldyne Corp.
[PHOTO]



                Fred L. Turner, age 68, has been a director of Baxter since 1982. Mr. Turner is senior chairman of the board of directors of McDonald's Corporation, a restaurant licensor. Mr. Turner previously was chairman of the board and chief executive officer of McDonald's Corporation. He joined McDonald's in 1956. Mr. Turner also serves as a director of Aon Corporation and W. W. Grainger, Inc.
[PHOTO]

Board of Directors
Directors Continuing in Office (Term Expires 2003)


                Walter E. Boomer, age 62, has been a director of Baxter since 1997. Since March 1997, General Boomer has served as president and chief executive officer of Rogers Corporation, a manufacturer of specialty materials for use in the communication, transportation, imaging and computer markets. From 1994 through 1996, he served as executive vice president of McDermott International Inc. and president of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a general and assistant commandant of the United States Marine Corps after 34 years of service. General Boomer also serves as a director of Cytyc Corporation and Taylor Energy Company.
[PHOTO]


                John W. Colloton, age 70, has been a director of Baxter since 1989. From 1971 to 1993, Mr. Colloton served as the director of the University of Iowa Hospitals and Clinics, and from 1993 through the year 2000 he was vice president of the University of Iowa for Statewide Health Services. He is currently Director Emeritus of the University of Iowa Hospitals and Clinics. Mr. Colloton also serves as a director of Wellmark Inc. (Iowa-South Dakota Blue Cross & Blue Shield), Iowa State Bank & Trust Company and Radiologix Inc.

[PHOTO]


                Susan Crown, age 42, has been a director of Baxter since 1993. Since 1984, Ms. Crown has been a vice president of Henry Crown and Company, a company which owns and operates diversified manufacturing operations, real estate and securities. Ms. Crown also serves as a director of Illinois Tool Works, Inc. and The Northern Trust Corporation.


[PHOTO]


                Brian D. Finn, age 40, was elected as a director of Baxter in May 2000. Since 1997, Mr. Finn has been a partner in Clayton, Dubilier & Rice, Inc., a private equity firm. Prior to that, he was managing Director and co-head of mergers and acquisitions for Credit Suisse First Boston. Mr. Finn also serves as a director of U.S. Office Products Company, Telemundo Holdings, Inc., ICO-Teledesic Global Limited and Acterna Corporation.
                                    [PHOTO]

Board of Directors
Corporate Governance

  The Board of Directors recognizes the importance of good corporate governance as a means of addressing the needs of Baxter's stockholders, employees, customers and community. Baxter first adopted formal corporate governance principles in 1995. In 1998, the Board of Directors adopted new Corporate Governance Guidelines which serve as flexible principles addressing the role of the Board of Directors in the areas of executive compensation, fiduciary oversight, strategic and succession planning, social responsibility and board elections. The Corporate Governance Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection, qualification and evaluation of directors. The Corporate Governance Guidelines are reviewed annually and revised, as necessary and appropriate, by the Planning and Organization Committee of the Board. The Guidelines are available upon request from Baxter's Corporate Secretary.

  Pursuant to the Delaware General Corporation Law, under which Baxter is organized, the business, property and affairs of Baxter are managed under the direction of the Board of Directors. Members of the Board are kept informed of Baxter's business through discussions with the Chairman and officers, by reviewing materials prepared for them by management and by participating in meetings of the Board and its committees. During 2000, the Board held seven meetings and the committees held a total of 20 meetings. The aggregate attendance of all current directors at the total number of Board and committee meetings was over 95 percent.

Committees of the Board

  The Board of Directors has six committees. Each committee consists solely of directors who are not Baxter employees, except the Executive Committee as noted below. Baxter's bylaws contain a complete description of the duties of each committee.

  The Executive Committee consists of three directors. The committee may exercise most of the powers of the Board, except those reserved to the Board by Baxter's bylaws or Delaware law. The Executive Committee did not meet in 2000. The current members of the Executive Committee are Harry M. Jansen Kraemer, Jr. (chairman), John W. Colloton and Susan Crown.

  The Audit Committee consists of four directors. The committee assists the Board in fulfilling its responsibility for Baxter's accounting and financial reporting practices and provides a channel of communication between the Board and Baxter's independent accountants. The committee also reviews with the independent accountants the scope of the accountants' annual and interim examinations and examines the effectiveness of Baxter's accounting and internal control functions through discussions with the independent accountants and appropriate officers of Baxter. The Audit Committee Charter is attached hereto as Exhibit B. The Audit Committee met four times in 2000. The current members of the Audit Committee are Fred L. Turner (chairman), Pei-yuan Chia, Frank R. Frame and Thomas T. Stallkamp.

  The Compensation Committee consists of four directors. The committee determines compensation for officers and makes recommendations to the Board concerning compensation for the Chairman of the Board and Chief Executive Officer. It also exercises the authority of the Board relating to Baxter's employee benefit plans. The Compensation Committee met five times in 2000. The current members of the Compensation Committee are Pei-yuan Chia (chairman), Walter E. Boomer, Susan Crown and Brian D. Finn.

Board of Directors

  The Finance Committee consists of four directors. Within limits established in Baxter's bylaws, the committee exercises the authority of the Board in connection with financial transactions and assists and advises the Board regarding Baxter's financial affairs. The Finance Committee met five times in 2000. The current members of the Finance Committee are Brian D. Finn (chairman), John W. Colloton, Arnold J. Levine, Ph.D. and Monroe E. Trout, M.D.

  The Planning and Organization Committee consists of five directors. The committee assists and advises the Board in connection with Board membership, Board committee structure and membership, general organization and planning matters and corporate governance issues such as CEO succession planning and CEO performance evaluations. The committee also considers director candidates. Pursuant to principles set forth in the Corporate Governance Guidelines, the committee seeks candidates with high integrity, good judgment and breadth of experience, among other criteria. The Planning and Organization Committee met three times in 2000. The current members of the Planning and Organization Committee are John W. Colloton (chairman), Martha R. Ingram, Thomas T. Stallkamp, Monroe E. Trout, M.D. and Fred L. Turner.

  The Public Policy Committee consists of five directors. The committee reviews the policies and practices of Baxter to ensure that they are consistent with its social responsibility to employees, customers and society. The Public Policy Committee met three times in 2000. The current members of the Public Policy Committee are Susan Crown (chairperson), Walter E. Boomer, Frank R. Frame, Martha R. Ingram and Arnold J. Levine, Ph.D.

Compensation of Directors

  To further align the interests of the company's non-employee directors with the company's senior management team and shareholders, the Board of Directors approved a new Director Compensation Plan, effective May 1, 2001. The following sections describe the former Director Compensation Plan (Former Director Compensation Plan) in effect for 2000 and the first four months of 2001, the new Director Compensation Plan (New Director Compensation Plan) beginning May 1, 2001, and the 2001 Transition Plan.

Former Director Compensation Plan

  Under the Former Director Compensation Plan for non-employee directors, each non-employee director received a grant of 1,000 restricted shares of Baxter Common Stock as a retainer upon election or re-election to a three-year term. These restricted shares vested on a monthly basis and were given to each director at the end of the director's term of office. In addition, each non-employee director received 3,000 restricted shares of Baxter Common Stock as compensation upon election or re-election to a three-year term. These restricted shares vested in 1,000-share installments on the dates of the three annual meetings of stockholders following the date of election.

  Each non-employee director received a $1,000 fee for each Board and each committee meeting attended. Members of committees received an annual retainer of $3,000, and chairmen of committees received an additional annual retainer of $4,000, except that members of the Executive Committee did not receive a retainer for their Executive Committee membership. Employee directors were not compensated separately for their Board or committee activities.

  Each non-employee director who retired at age 65 or after, with at least five years of Board service, received upon retirement 1,000 restricted shares of Baxter Common Stock for each of his or her full years of service as a non-employee director, pursuant to the Former Director Compensation

Board of Directors
Plan. These restricted shares vested six months after the grant date. Each non-employee director was eligible for medical benefits and life insurance benefits. No medical benefits were paid to non-employee directors in 2000. Life insurance premiums of $1,495 in the aggregate, were paid in 2000 for the benefit of non-employee directors.

  Under the Former Director Compensation Plan, if specified corporate control changes occurred, all restrictions on the shares would be terminated. Until vested, the restricted stock could not be transferred or sold by the director. During the restriction period, the director had all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

New Director Compensation Plan

  Under the New Director Compensation Plan, the Board eliminated the restricted stock, cash, retirement benefit, and medical benefit components of the Former Director Compensation Plan and transitioned to a new all-stock option plan design, which also retained the life insurance benefit from the Former Director Compensation Plan.

  Under the New Director Compensation Plan, each non-employee director is entitled to receive a target grant of 5,000 stock options annually. The actual grant may be increased or decreased based on the percentage change in Baxter's total shareholder return (TSR) compared to the TSR for the S&P Health Care Composite Index for the 12-month period from October 1 to September 30, prior to the stock option grant. Based on this comparison, the stock option grant could be increased up to a maximum of 150% of target or decreased to a minimum of 75% of target. This stock performance multiplier is the same as that used for senior management, as described in the Compensation Committee report under "New (2001) LTI Plan" on page 20. In addition, each non-employee director will be eligible to continue the same life insurance benefit as that provided under the Former Director Compensation Plan.

2001 Transition Plan

  As a part of the transition from the Former Director Compensation Plan to the New Director Compensation Plan, each non-employee director will receive a one-time stock option grant for their shares of restricted stock which were previously issued under the Former Director Compensation Plan but unearned as of May 1, 2001, and which will be forfeited under the terms of the New Director Compensation Plan. In addition, each non-employee director who qualifies for the non-employee director retirement benefit (provided for under the Former Director Compensation Plan) as of May 1, 2001, will be given the choice of keeping their restricted stock earned under the Former Director Compensation Plan or converting such restricted stock into stock options. If a director chooses to retain his or her restricted stock, the amount of shares will be capped and will be received by such director when his or her service with the Board ends. Each non-employee director who does not qualify for the retirement benefit as of May 1, 2001, will be granted a fixed number of stock options for each full year of his or her service on the Board as of May 1, 2001.

Other

  In addition to the non-employee director compensation and benefits described above, Arnold J. Levine, Ph.D. received 10,000 shares of restricted stock pursuant to a 10-year consulting agreement with Baxter. Such restricted stock vests in accordance with the terms and conditions set forth in the consulting agreement. Dr. Levine also receives an annual consulting fee for his services as chairman of Baxter's scientific advisory board. From time to time, the members of Baxter's scientific advisory board also receive stock options which give them the opportunity to purchase Baxter Common Stock for a limited period of time at the closing price of the Common Stock on the date of grant.

Audit Committee Report

  The Audit Committee of the Board of Directors of Baxter assists the Board in fulfilling its oversight responsibilities. The Audit Committee consists of four independent directors, as defined by New York Stock Exchange listing standards. Its duties and responsibilities are set forth in a written charter adopted and approved by the Board on March 21, 2000, a copy of which is attached to this proxy statement as Exhibit B.

  Management is responsible for Baxter's internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PWC), the independent accountants, are responsible for performing an independent audit of Baxter's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those statements. The Audit Committee's responsibility is to monitor and oversee these processes.

  In the course of fulfilling its responsibilities, the Audit Committee has:

  . reviewed and discussed with management Baxter's audited financial statements for the year ended December 31, 2000;

  . discussed with representatives of PWC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  . received the written disclosures and the letter from PWC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

  . discussed with representatives of PWC the public accounting firm's independence from Baxter and management; and

  . considered whether the provision by PWC of non-audit services is compatible with maintaining PWC's independence.

  Based on the foregoing, the Audit Committee recommended to the Board of Directors that Baxter's audited financial statements referred to above be included in Baxter's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                           Fred L. Turner (Chairman)
                         Pei-yuan Chia, Frank R. Frame
                              Thomas T. Stallkamp

Compensation Committee Report

  The Compensation Committee of the Board of Directors (the "Committee"), comprised of four non-employee directors, establishes and monitors the total compensation program for the senior executives of Baxter and its subsidiaries.

Compensation Philosophy for Executive Officers

  The Committee's philosophy is to provide compensation opportunities which are structured to be competitive when compared to manufacturing companies of similar size, including health care and non-health care companies. This philosophy is intended to assist Baxter in attracting, retaining and motivating executives with superior leadership and management abilities. Consistent with this philosophy, the Committee reviews compensation data from surveys whose participants include the large companies in the Standard & Poor's Health Care Composite Index and other large non-health care companies with which Baxter and its subsidiaries compete for executive talent ("comparable companies"). Based on the survey data, the Committee determines a total compensation structure for each officer, including Mr. Kraemer, who served as Baxter's chairman and chief executive officer in 2000, consisting primarily of salary, cash bonus, and stock options. The proportions of these elements of compensation vary among the officers depending upon their levels of responsibility. The senior executive officers ordinarily receive a large portion of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Baxter's stockholders.

  The Committee's philosophy with respect to the $1 million cap on the tax-deductibility of executive compensation is to maximize the benefit of tax laws for Baxter's stockholders by seeking performance-based exemptions and the related stockholder approval where consistent with Baxter's compensation policies and practices.

Compensation Elements

  Salaries

  The Committee establishes salaries each year at a level intended to be competitive with the 50th percentile of salaries paid to executive officers in the comparable companies. In addition, officer salaries are based on the officer's individual performance.

  Cash Bonuses

  Bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation (which, when combined with salary, is intended to provide a total cash compensation target of approximately the 60th percentile of total cash compensation paid to executives in the comparable companies), but only if it is earned through achievement of specified performance goals. Each year, the Committee establishes performance goals for the officer cash bonus plan. The Committee also establishes a bonus range for each executive officer by utilizing the market data of comparable companies. After year-end results are reported, the Committee determines each officer's bonus based on the achievement of the specified performance goals and the officer's individual performance. Baxter achieved its net income growth and operational cash flow goals for 2000. Actual bonuses for 2000 ranged from 90 percent to 200 percent of the executive officers' bonus targets.

  Long-Term Incentives

  Since 1989, Baxter has maintained a stockholder-approved Long-Term Incentive Plan in which all executive officers and other selected executives participate. To further align management and stockholder interests, in

Compensation Committee Report
November 2000, the company adopted a new Long Term Incentive Plan (2001 LTI
Plan) that eliminated the restricted stock component from the prior LTI Plan (prior LTI Plan) and introduced a new all-stock option plan design.

  The following sections explain the 2001 LTI Plan, the 2000 LTI Transition, and the prior LTI Plan, which was in effect during 2000.

New (2001) LTI Plan

  The 2001 LTI Plan is effective beginning with the 2001 plan year and initially established a participant's new all-stock option target by converting his or her 2000 annual restricted stock target under the prior LTI Plan structure to stock options and adding the converted amount to the participant's 2000 stock option target under the prior LTI Plan structure.

  In addition, similar to the prior LTI Plan, the 2001 LTI Plan contains a Stock Performance Multiplier, which increases or decreases a participant's stock option target. The Stock Performance Multiplier measures the percentage change in Baxter's total shareholder return (TSR) compared to the TSR for the S&P Health Care Composite Index for the 12-month period from October 1 to September 30, prior to the stock option grant. Based on this comparison, the stock option target could increase up to a maximum of 150% or decrease to a minimum of 75%. Actual stock option awards are based on a combination of the participant's stock option target, the Stock Performance Multiplier and the participant's individual performance.

  For the period October 1, 1999 to September 30, 2000 the Company's TSR return of 34% was 162% of the S&P Health Care Composite Index's TSR of 21%. In accordance with the Stock Performance Multiplier incorporated in the 2001 LTI Plan, participants' stock option targets were increased to the maximum of 150% for the 2001 LTI Plan year.

  This new, all-stock option plan design established the overall competitiveness of the 2001 LTI Plan such that the value of the stock option targets are generally competitive with approximately the 75th percentile of the long-term incentive opportunities provided to the LTI Plan participants' counterparts in the comparable companies.

2000 LTI Transition

  As part of the transition to the 2001 LTI Plan design, prior LTI Plan participants were offered the opportunity to convert the restricted shares they would have earned in 2000 and subsequent years to stock options. Participants electing the stock option conversion also converted their restricted shares which were originally issued but unearned as of the date of their election. Ninety-four percent of prior LTI Plan participants, including Mr. Kraemer, voluntarily converted their restricted shares to stock options.

  Participants who did not elect to receive stock options in lieu of their 2000 annual restricted stock target continued to earn and vest in their 2000 restricted shares pursuant to the prior LTI Plan terms and conditions.

Prior LTI Plan

  The prior LTI Plan, which was in effect during 2000, incorporated a combination of performance-based restricted stock and stock options. The combined grant value of the restricted stock and stock options was intended to be competitive with the 67th percentile of the long-term incentive opportunities provided to the participants' counterparts in the comparable companies. Each plan participant's total long-term incentive opportunity represented a mix of approximately 35 percent performance-based restricted stock and 65 percent stock options. The restricted stock and stock options provided through the prior LTI Plan are explained below.

Compensation Committee Report

  Restricted Stock

  Each participant in the prior LTI Plan had a target number of restricted shares that can be earned annually if Baxter achieves the sales growth and operational cash flow goals established by the Committee and incorporated in the plan. The number of shares earned was then adjusted up or down based on Baxter's TSR for the year compared to the TSR for the S&P Health Care Composite Index. The shares ordinarily vested one year after they are earned, if the participant remained employed by Baxter or one of its subsidiaries.

  Based on (i) Baxter's average sales growth over the three-year period ending December 31, 2000 and its operational cash flow generated over the three-year period ending December 31, 2000, and (ii) Baxter's 2000 total rate of return to stockholders compared to the 2000 total rate of return achieved by the S&P Health Care Composite Index, 250% of restricted stock targets were earned under the prior LTI Plan in 2000. The vesting and payout of the 2000 earned shares will occur on December 31, 2001.

  Stock Options

  Stock options are granted annually to executive officers and the other participants in the prior LTI Plan. The number of stock options granted to each executive officer and other participants in the 2001 LTI Plan is determined in combination with the participant's annual target award of restricted stock based on market compensation data, as explained above.

Mr. Kraemer's 2000 Compensation

  In 2000, Mr. Kraemer participated in the same compensation plans provided to the other executive officers. The Committee's general approach to setting Mr. Kraemer's compensation was to be competitive with comparable companies and to have a majority of his compensation dependent on achievement of both Baxter performance goals established by the Committee and the performance of Baxter Common Stock. All compensation actions relating to Mr. Kraemer were subject to the approval of the Board. The actions described in this report have been approved.

  Mr. Kraemer's salary for 2000, which was $880,000, was established based on his performance and the 50th percentile of salaries paid to Mr. Kraemer's counterparts in comparable companies.

  The Committee also determined that Mr. Kraemer earned a bonus of $1,320,000 for 2000 based on Baxter's achievement of its net income growth and operational cash flow goals for 2000. Baxter's success in 2000 reflects
Mr. Kraemer's continued commitment to Baxter's growth strategy through global expansion, technological innovation and operational excellence.

  On November 26, 2000, Mr. Kraemer received stock options with respect to 300,000 shares of Common Stock for the 2001 LTI plan year. In addition, as part of the 2000 LTI transition, Mr. Kraemer elected to convert his 2000 restricted shares to stock options. Mr. Kraemer voluntarily forfeited 37,500 restricted shares and was granted stock options with respect to 187,500 shares of Common Stock, at the then current fair market value of $82.69 per share.

Relationship of Executive Compensation to Company Performance

  The Committee believes that management should be motivated and compensated based on Baxter's financial and Common Stock performance. For this reason, the Committee has emphasized the goals of sales growth, net income growth, operational cash flow and Common Stock performance when determining compensation for all executive officers, as explained above. In addition, the Committee believes that management should be

Compensation Committee Report
motivated and compensated based on important nonfinancial measures, such as quality, product development, innovation, talent management and employee performance. The Committee believes that a combination of financial, nonfinancial, and Common Stock performance measures were the appropriate focus for 2000. These goals are also incorporated in Baxter's 2001 incentive plans for executive officers and other executives.
                           Pei-yuan Chia (Chairman)
               Walter E. Boomer    Susan Crown    Brian D. Finn

Executive Compensation
Summary

  The following table shows, for the years ended December 31, 2000, 1999 and 1998, the compensation provided by Baxter and its subsidiaries to the chairman of the board and chief executive officer and the four next most highly compensated executive officers in all capacities in which they served. The five individuals identified in the Summary Compensation Table are referred to as the "named executive officers" throughout this proxy statement.

                          Summary Compensation Table

                                                                 Long Term Compensation
                                                         ---------------------------------------
                                  Annual Compensation           Awards          Payouts
                               ------------------------- --------------------- ---------   All
                                                         Restricted                       Other
                                                           Stock    Securities   LTIP    Compen-
   Name and Principal          Salary    Bonus    Other   Award(s)  Underlying  Payouts  sation
        Position          Year ($)(1)   ($)(1)   ($)(2)    ($)(3)   Options(4)  ($)(5)   ($)(6)
------------------------------------------------------------------------------------------------
Harry M. Jansen Kraemer,
 Jr.                      2000 880,000 1,320,000 146,187 2,150,126   487,500   2,649,375 60,500
Chairman of the Board
 and                      1999 800,000 1,120,000 178,416       -0-   362,709     847,969 39,288
Chief Executive Officer   1998 560,770   743,000  60,246       -0-    88,844         -0- 35,078
------------------------------------------------------------------------------------------------
Jack L. McGinley(7)       2000 475,000   380,000   5,665   786,217       -0-   1,103,906 29,971
Group Vice President      1999 420,769   504,000   3,435       -0-   157,382     329,766 22,857
Baxter Healthcare
 Corporation              1998 360,000   466,750     690       -0-    37,628         -0- 19,538
------------------------------------------------------------------------------------------------
Carlos del Salto          2000 385,192   357,500   1,208   554,392   123,500     772,734 22,665
Senior Vice President     1999 350,000   350,000   2,453       -0-   113,062     282,656 16,637
Baxter World Trade
 Corporation              1998 307,000   309,750     -0-       -0-    26,130         -0- 15,467
President-Latin America
------------------------------------------------------------------------------------------------
Thomas H. Glanzmann       2000 350,000   364,000   4,188   780,071   109,250     551,953 15,118
Corporate Vice President  1999 304,233   143,000 858,665       -0-    82,192     235,547  1,570
Baxter World Trade
 Corporation              1998 279,808   175,925  51,218       -0-    18,396         -0-    -0-
President-Hyland Immuno
------------------------------------------------------------------------------------------------
Brian P. Anderson         2000 418,077   275,000   6,043   468,512   123,000     662,344 20,350
Senior Vice President
 and                      1999 380,000   250,000   4,110       -0-    97,836     282,656 17,963
Chief Financial Officer   1998 320,769   332,750     -0-       -0-    20,904         -0- 15,826
------------------------------------------------------------------------------------------------

(1) Amounts shown include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned. Bonus amounts for 1998 include amounts earned pursuant to the 1998 Supplemental Incentive Plan, a one-time incentive for all Incentive Plan participants granted because they were not eligible to earn restricted stock for 1997, as follows: Mr. Kraemer-- $243,000; Mr. McGinley--$141,750; Mr. del Salto--$121,500; Mr. Glanzmann--
    $81,000; and Mr. Anderson--$121,500.
(2) As permitted by the rules of the Securities and Exchange Commission (the "SEC"), this column excludes perquisites and other personal benefits for the named executive officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10 percent of the combined salary and bonus for that year. Accordingly, for Messrs. Kraemer (in 1998), McGinley, del Salto, Glanzmann (in 2000 and 1998) and Anderson, the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Kraemer, $41,787 in 2000 and $54,035 in 1999, represent the approximate incremental cost to Baxter for his personal use of company aircraft, which Baxter required for security reasons. In 1999, Mr. Glanzmann relocated to the United States and, as a result, his Swiss expatriate compensation package was terminated. The termination provided for a one-time payout of certain elements of his compensation and benefits package in the amount of $600,000, which included payments for housing, education, travel, relocation and related tax gross-ups, since he will no longer be entitled to these allowances with his new assignment. In addition, the amounts shown for Mr. Glanzmann in 1999 and 1998 include amounts reimbursed by the company for the payment of taxes due to Mr. Glanzmann's expatriate assignments.
(3) Based on the $55.875 closing price of Baxter Common Stock on February 21, 2000, the date the restricted stock was awarded. As of December 31, 2000, these shares were no longer held by Messrs. Kraemer, del Salto, Glanzmann and Anderson because they converted their restricted stock to stock options pursuant to

Executive Compensation
   the LTI Transition as described on page 20. Mr. McGinley, who did not participate in the LTI Transition, held 17,500 shares as of December 31, 2000 valued at $1,545,469 based on the $88.3125 closing price of Baxter Common Stock on December 31, 2000.
(4) The number shown represents the number of shares of Common Stock for which options were granted to each named executive officer. The 2000 options include, for all of the named executive officers except Mr. McGinley, options granted as a result of the LTI Transition as described on page 20. The 1999 options include Supplemental Stock Options granted pursuant to the 1998 Supplemental Incentive Plan and options granted pursuant to Baxter's Shared Investment Plan during which the company's senior management team collectively purchased over three million shares of Common Stock through personal full-recourse loans to exercise options to purchase Common Stock on May 3, 1999. The Shared Investment Plan is more fully described in Baxter's Proxy Statement for its 2000 Annual Meeting of Stockholders. The amounts shown are adjusted for the stock dividend paid pursuant to the spin-off of Edwards Lifesciences Corporation on March 31, 2000.
(5) Amounts shown represent the market value of earned restricted stock which vested under Baxter's LTI Plan, on December 31, 2000, 1999 and 1998 (each a "Vesting Date"). The vested shares were earned as of the December 31 preceding each Vesting Date.
(6) Amounts shown represent matching contributions in Baxter's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in Baxter's deferred compensation plan and the dollar value of split-dollar life insurance benefits. In 2000, those three amounts, expressed in the same order as identified above, for the named executive officers are as follows: Mr. Kraemer--$5,100, $54,900 and $500; Mr. McGinley--$5,100, $24,270 and $601; Mr. del Salto--$5,100,
    $16,956 and $609; Mr. Glanzmann--$5,100, $9,690, $328; and Mr. Anderson--
    $5,100, $14,942 and $308.
(7) Mr. McGinley retired from Baxter on February 16, 2001.

Stock Option Grants

  The following table contains information relating to the stock option grants made in 2000 to the named executive officers.

                              Option Grants Table
                       Option Grants in Last Fiscal Year

                                         Individual Grants
                       ------------------------------------------------------     Potential Realizable Value at
                         Number of      Percent of                                   Assumed Annual Rates of
                         Securities    Total Options                                Stock Price Appreciation
                         Underlying     Granted to    Exercise or                        for Option Term
                          Options      Employees in    Base Price  Expiration ----------------------------------------
         Name          Granted (#)(1) Fiscal Year (%) ($/Sh)(1)(2)    Date     0%        5%(3)             10%(3)
-------------------------------------------------------------------------------------------------------------------------
Mr. Kraemer                487,500         5.17           82.69    11/12/2010 $0.00 $    25,351,608    $    64,245,950
-------------------------------------------------------------------------------------------------------------------------
Mr. McGinley                   -0-          -0-             --            --  $0.00             --                 --
-------------------------------------------------------------------------------------------------------------------------
Mr. del Salto              123,500         1.31           82.69    11/12/2010 $0.00 $     6,422,407    $    16,275,640
-------------------------------------------------------------------------------------------------------------------------
Mr. Glanzmann              109,250         1.16           82.69    11/12/2010 $0.00 $     5,681,361    $    14,397,682
-------------------------------------------------------------------------------------------------------------------------
Mr. Anderson               123,000         1.31           82.69    11/12/2010 $0.00 $     6,396,406    $    16,209,747
-------------------------------------------------------------------------------------------------------------------------
All Stockholders               N/A          N/A             N/A           N/A $0.00 $15,276,402,370(4) $38,713,402,941(4)
-------------------------------------------------------------------------------------------------------------------------
All Optionees            9,423,994          100%        various       various $0.00 $   490,078,756(5) $ 1,241,955,789(5)
-------------------------------------------------------------------------------------------------------------------------
Optionee Gain as % of
 All
 Stockholders' Gain            N/A          N/A             N/A           N/A   N/A             3.2%               3.2%
-------------------------------------------------------------------------------------------------------------------------


(1) For all of the named executive officers, except Mr. McGinley, the option grant listed above includes those options which were granted as a result of the LTI Transition as described on page 20. The grants become exercisable from one to three years from the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

Executive Compensation

(2) The exercise price shown for the named executive officers is the closing price of Baxter Common Stock on the date of the grant, which was November 13, 2000.

(3) Potential realizable values are calculated net of the option exercise price but before taxes associated with exercise. The assumed rates of stock price appreciation are set by rules of the Securities and Exchange Commission governing proxy statement disclosure and are not intended to forecast the future appreciation of Baxter Common Stock.

(4) The potential realizable values for all stockholders were calculated on the 293,758,345 shares of Baxter Common Stock outstanding on December 31, 2000. The potential realizable values were calculated assuming the stockholders purchased Baxter Common Stock at $82.69, the closing price on November 13, 2000.

(5) The potential realizable values for all optionees were calculated based on the approximately 9.4 million shares subject to options that were granted to approximately 4,000 employees of Baxter at various exercise prices at different times during the year. The potential realizable values were calculated assuming that all of the options were granted at the $82.69 exercise price.

Stock Option Exercises

  The following table contains information relating to the exercise of stock options by the named executive officers in 2000, as well as the number and value of their unexercised options as of December 31, 2000.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                              Number of Securities      Value of Unexercised
                                             Underlying Unexercised         In-the-Money
                                                   Options at                Options at
                                               Fiscal Year-End (#)(1)  Fiscal Year End ($)(2)
               Shares Acquired    Value     ------------------------- -------------------------
    Name       on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------
Mr. Kraemer         5,522        293,985      237,455      699,053    11,038,132    8,451,665
Mr. McGinley        5,013        229,289      192,448       95,010     9,277,537    2,546,099
Mr. del Salto         -0-             --      100,341      192,692     4,397,707    2,538,173
Mr. Glanzmann         -0-             --       73,090      159,838     3,406,075    1,961,149
Mr. Anderson          -0-             --      118,076      181,740     5,845,653    2,246,365
-----------------------------------------------------------------------------------------------

(1) The sum of the numbers under the Exercisable and Unexercisable columns of this table represents each named executive officer's total number of outstanding options.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this table represent the number of shares subject to exercisable and unexercisable options, respectively, which had an exercise price below the closing price of Baxter Common Stock on December 31, 2000, which was $88.3125, multiplied by the difference between that price and the exercise price of the options.

Executive Compensation

Long-Term Incentive Plan

  The following table provides information relating to restricted stock grants made to the named executive officers during 2000. All of the amounts shown on the following table represent shares of Common Stock.

                           Long-Term Incentive Plans
                          Awards in Last Fiscal Year

                                             Estimated Future Payouts Under
                                                        Non-Stock
                            Performance or          Price-Based Plans
             # of Shares,    Other Period   -----------------------------------
            Units or Other Until Maturation                 Annual
   Name       Rights (#)      Or Payout     Threshold (#) Target (#) Maximum (#)
--------------------------------------------------------------------------------
Mr.
 Kraemer        38,481           --             --           --         --
Mr.
 McGinley       14,071           --             --           --         --
Mr. del
 Salto           9,922           --             --           --         --
Mr.
 Glanzmann      13,961           --             --           --         --
Mr.
 Anderson        8,385           --             --           --         --
--------------------------------------------------------------------------------

  The shares of restricted stock granted in 2000 to the named executive officers were granted under Baxter's Long-Term Incentive Plan, prior to Baxter's decision to eliminate the restricted stock component from the prior LTI Plan. The restricted shares, for all of the named executive officers except Mr. McGinley, were converted to stock options as part of the LTI Transition as described on page 20. Mr. McGinley forfeited his restricted shares upon his retirement in February 2001. Therefore, none of the restricted shares shown in the table are currently outstanding, and accordingly, no performance periods or annual targets have been shown in the table. A full description of Baxter's Long-Term Incentive Plan is contained in the Compensation Committee Report under the heading "Compensation Elements--Long-Term Incentives" and "Prior LTI Plan--Restricted Stock" on pages 19 and 21.

Pension Plan, Excess Plans and Supplemental Plans

  The table on the following page shows estimated annual retirement benefits payable to participants in Baxter's United States pension plan ("Pension Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of a participant's Final Average Pay multiplied by the employee's number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant's estimated primary social security benefit, multiplied by the employee's years of Pension Plan participation. The Final Average Pay is equal to the average of a participant's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, Baxter's related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 2000.

Executive Compensation

  Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

                              Pension Plan Table

                                Estimated Annual Retirement Benefits
                            Years of Pension Plan Participation(1)(2)($)
                        ------------------------------------------------------------
      Final Average
      Pay(1)(2)($)         15           20           25           30           35
     -------------------------------------------------------------------------------
        300,000           74,200       99,000      123,700      148,500      173,400
        400,000          100,500      134,000      167,500      201,000      234,700
        500,000          126,700      169,000      211,200      253,500      295,900
        600,000          153,000      204,000      255,000      306,000      357,200
        700,000          179,200      239,000      298,700      358,500      418,400
        800,000          205,500      274,000      342,500      411,000      479,700
        900,000          231,700      309,000      386,200      463,500      540,900
      1,000,000          258,000      344,000      430,000      516,000      602,200
      1,100,000          284,200      379,000      473,700      568,500      663,400
      1,200,000          310,500      414,000      517,500      621,000      724,700
      1,300,000          336,700      449,000      561,200      673,500      785,900
      1,400,000          363,000      484,000      605,000      726,000      847,200
      1,500,000          389,200      519,000      648,700      778,500      908,400
     -------------------------------------------------------------------------------

(1) As of December 31, 2000, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows:
    Mr. Kraemer--17 years and $1,008,302; Mr. McGinley--35 years and $681,262; Mr. del Salto--26 years and $531,578; and Mr. Anderson--8 years and $461,520. Mr. Glanzmann does not participate in the Pension Plan. In 1999, Mr. Glanzmann transferred to the United States and became a participant in Baxter's International Retirement Plan, earning his first year of service under that plan in 1999. In addition, for each year Mr. Glanzmann participates in the International Retirement Plan, he is credited with 20 percent of his 21 years of pre-participation Baxter service.

(2) Before 1995, Mr. McGinley managed operations of Baxter's subsidiaries in Canada and Japan. While he resided in those two countries, he did not accrue benefits in the Pension Plan. In 1995, in recognition of Mr. McGinley's service for Baxter outside the United States, Baxter provided Mr. McGinley with a non-qualified and unfounded pension supplement. The pension supplement will provide Mr. McGinley with the difference between
    (i) his actual accrued benefits under the Pension Plan and Baxter's Canadian Pension Plan and (ii) the benefit he would have accrued under the Pension Plan if his service in Canada and Japan were included in the Pension Plan. Also, the pension supplement provides him with five additional years of Pension Plan participation and five additional years of age. The 35 years of Pension Plan participation shown for Mr. McGinley includes the five additional years which he received through the pension supplement. The pension supplement is payable to Mr. McGinley at the same time he begins to receive his actual accrued benefit under the Pension Plan.

Ownership of Baxter Stock

Stock Ownership of Directors and Officers

  On January 31, 2001, there were approximately 294,685,535 shares of Baxter Common Stock outstanding. The following table sets forth information as of that date, unless otherwise specified, regarding beneficial ownership of Baxter's Common Stock by the named executive officers and all directors, each of whom owned less than one percent of the outstanding Common Stock. The table also sets forth the total number of shares of Baxter Common Stock beneficially owned by all executive officers and directors of Baxter, as a group, which amounted to 1.15 percent of the outstanding Common Stock. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares listed.

                                                         Options
                                  Shares               Exercisable
                               Beneficially             Within 60  Restricted
             Name                 Owned                   days       Shares     Total
---------------------------------------------------------------------------------------------------
Non-employee Directors:
  Walter E. Boomer                  4,260                  --         4,000       8,260
  Pei-yuan Chia                     6,380(1)               --         2,000       8,380(1)
  John W. Colloton                  4,210                  --         4,000       8,210
  Susan Crown                      19,000(2)               --         4,000      23,000(2)
  Brian D. Finn                     2,500(1)               --         4,000       6,500(1)
  Frank R. Frame                    5,925                  --         2,000       7,925
  Martha R. Ingram                 38,021(3)               --         3,000      41,021(3)
  Arnold J. Levine, Ph.D.           8,386(4)                1,567    12,000      21,953(4)
  Thomas T. Stallkamp               1,000(1)               --         3,380       4,380(1)
  Monroe E. Trout, M.D.            11,385(3)               --         2,000      13,385(3)
  Fred L. Turner                   16,061                  --         3,000      19,061
Named Executive Officers:
  Harry M. Jansen Kraemer, Jr.    307,859(1)(4)(5)(7)     237,455      --       545,314(1)(4)(5)(7)
  Jack L. McGinley                118,252(5)(7)           192,448    17,500     328,200(5)(7)
  Carlos del Salto                 82,942(5)(7)           100,341               183,283(5)(7)
  Thomas H. Glanzmann              57,677(5)(7)            73,090               130,767(5)(7)
  Brian P. Anderson                76,623(1)(5)(7)        118,076               194,699(1)(5)(7)
  All directors and executive
   officers as a
   group (30 persons)           1,544,805(1)-(7)        1,796,650    63,880   3,405,335(1)-(7)
---------------------------------------------------------------------------------------------------

(1) Includes shares held in joint tenancy with spouse over which the named individual shares voting or investment power as follows: Mr. Anderson-- 16,401 shares; Mr. Chia--6,380 shares; Mr. Finn--2,500 shares, Mr. Kraemer--67,519 shares; Mr. Stallkamp--1,000 shares; and all directors and executive officers as a group--182,865 shares.

(2) Includes 4,000 shares held in a trust of which Ms. Crown is a co-trustee, 1,000 shares held by a partnership of which Ms. Crown is a partner, and 2,000 shares held by various trusts of which her minor children are beneficiaries. Ms. Crown disclaims beneficial ownership of these shares, except to the extent of her interest in such entities.

(3) Includes shares not held directly by the named individual but in a trust of which the named individual is a co-trustee as follows: Ms. Ingram-- 1,021 shares and Mr. Trout (family trust)--11,385 shares.

(4) Includes shares not held directly by the named individual but held by or for the benefit of their spouses or minor children as follows: Dr. Levine--4,200 shares; Mr. Kraemer--170 shares; and all directors and executive officers as a group--6,900 shares.

(5) Includes shares which the individual has a right to acquire within 60 days of January 31, 2001 pursuant to his or her participation in Baxter's Employee Stock Purchase Plan as follows: Mr. Kraemer--264 shares; Mr. McGinley--229 shares; Mr. del Salto--197 shares; Mr. Glanzmann--181 shares; Mr. Anderson--218 shares; and all executive officers as a group-- 2,345 shares.

Ownership of Baxter Stock

(6) Includes shares beneficially owned as of January 31, 2001 by executive officers in Baxter's Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power; all executive officers as a group--10,313.

(7) Includes shares held by individuals pursuant to the terms of the Shared Investment Plan, as follows: Mr. Kraemer--240,000 shares; Mr. McGinley-- 100,000 shares; Mr. del Salto--70,000 shares; Mr. Glanzmann--50,000 shares; Mr. Anderson--60,000 shares; and all executive officers as a group--1,071,500.

Section 16(a) Beneficial Ownership Reporting Compliance

  Christopher Joseph, the son of Donald W. Joseph, received a gift of 200 shares in December 1998. Donald W. Joseph was Group Vice President of Baxter Healthcare Corporation and Baxter World Trade Corporation until his retirement on December 31, 2000. This share transaction was not reported in a timely manner with the Securities and Exchange Commission (SEC) to indicate that the shares were indirectly owned by Donald Joseph. Christopher Joseph then sold 37 shares in August 2000 in a transaction that was not reported in a timely manner with the SEC. Martha Ingram, a director, did not report in a timely manner to the SEC, 1,021 shares held in her daughter's trust of which Ms. Ingram has acted as co-trustee since June 14, 1995. On December 11, 1998, Carlos del Salto, Senior Vice President of Baxter World Trade Corporation, gave a gift of 100 shares to his grandson in a transaction that was not reported in a timely manner with the SEC.

5% or Greater Stockholders

  As of December 31, 2000, Baxter is not aware of any stockholder owning in excess of 5% of its outstanding Common Stock.

Baxter's Financial Performance

  The following graph compares the performance of Baxter's Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Health Care Composite Index. The comparison of total return (change in year end stock price plus reinvested dividends) for each of the years assumes that $100 was invested on December 31, 1995 in each of Baxter, the Standard & Poor's 500 Composite Index and the Standard & Poor's Health Care Composite Index, with investment weighted on the basis of market capitalization. The 1996 Baxter dividend includes the Allegiance Corporation stock dividend distributed in connection with the spin-off of Allegiance Corporation by Baxter on September 30, 1996. The 2000 Baxter dividend includes the Edwards Lifesciences Corporation stock dividend distributed in connection with the spin-off of Edwards Lifesciences Corporation by Baxter on March 31, 2000. Historical results are not necessarily indicative of future performance.


[Performance Graph Appears Here]


                       12/95    12/96    12/97    12/98    12/99   12/00
                      ---------------------------------------------------

Baxter International
 Inc.                   $100     $114     $143     $186     $186    $278
S&P 500                 $100     $123     $164     $211     $255    $229
S&P Health Care
 Composite Index        $100     $118     $168     $239     $217    $292

Minority Stockholder Proposal

Stockholder Proposal Relating to Declassification of the Board of Directors-- Proposal 5 on the Proxy Card

  Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2001 Annual Meeting. The Board of Directors recommends a vote AGAINST this proposal; its reasons follow the stockholder's proposal and supporting statement.

Stockholder Proposal

  Baxter has been notified that AFSCME (American Federation of State, County and Municipal Employees, AFL-CIO), 1625 L Street, N.W., Washington, D.C. 20036-5687, beneficial owner of 4,100 shares of Baxter common stock, will have the following resolution presented at the annual meeting:

  RESOLVED: That the shareholders of Baxter International Inc. ("Baxter" or the "Company") hereby urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

Stockholder's Statement Supporting the Proposed Resolution

  We believe the election of directors is the most powerful way that shareholders influence the strategic direction of our Company. Currently, Baxter's Board is divided into three classes, one with five members and two with four. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the Directors each year. The staggered term structure of Baxter's Board is not in the best interests of shareholders because it reduces accountability and is an unnecessary anti-takeover device.

  Shareholders should have the opportunity to vote on the performance of the entire Board of Directors each year. We feel that such annual accountability serves to keep Directors closely focused on the performance of top executives and on increasing shareholder value. Annual election of all Directors gives shareholders the power to either completely replace their Board, or replace a majority of Directors, if a situation arises which warrants such drastic action.

  We are concerned about Baxter's unresponsiveness to shareholders regarding its classified Board structure. Last year, 60% of the votes cast at the company's annual meeting were in favor of a proposal to declassify the Board. Our Board has refused to declassify the Board despite overwhelming shareholder support to do so.

  We do not believe destaggering the Board of Baxter will be destabilizing to our Company or affect the continuity of Director service. Our Directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

  We also do not find the anti-takeover aspects of classified boards valuable to shareholders because they reduce our power and influence during situations where Directors are most likely to have conflicts of interest. The staggered board structure protects Baxter's Directors from replacement in the event their performance or decisions become an issue in a takeover situation.

  Additionally, studies indicate that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are "significantly less likely to exhibit outstanding long-term performance relative to their industry peers."

Minority Stockholder Proposal

  A growing number of shareholders appear to agree with our concerns. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a total of 34 companies, including Eastman Kodak, Kmart, Foundation Health and Reebok International.

  For a greater voice in the governance of Baxter and annual Board of Direc-tors accountability, we urge shareholders to vote YES on this proposal.

Board of Directors' Statement Opposing Stockholder Resolution

  In response to last years' stockholder vote on this proposal, which received votes in favor representing approximately 41.6% of the total shares entitled to vote at Baxter's annual meeting, the Board of Directors again carefully considered repealing the declassification of the Board and found unanimously that this would not serve the best interests of Baxter and its shareholders. Accordingly, the Board recommends a vote AGAINST the proposed resolution for reasons explained below.

  Baxter's Certificate of Incorporation provides for the Board to be divided into three classes of directors serving staggered three-year terms (classified board). This provision was moved from Baxter's Bylaws to its charter in 1987 when a total restatement of the Certificate of Incorporation was adopted by Baxter's stockholders.

  Although the provision for a classified board was written into Baxter's Restated Certificate of Incorporation just 14 years ago, Baxter has achieved its current size and success under the guidance of a classified board for over 40 years. Baxter began functioning with a classified board following the annual meeting of stockholders in 1959, when by a nearly unanimous affirmative vote, the stockholders approved an amendment to Baxter's Bylaws to provide for the election of three classes of directors in staggered three year terms.

  The classified board provides enhanced continuity and stability in the Board's business strategies and policies. At all times, two-thirds of the di-rectors will have had prior experience and familiarity with Baxter's business and affairs. This enables the directors to build on past experience and plan for a reasonable period into the future. A classified board encourages long-term focus in the management of the business and affairs of the corporation. In addition to providing experienced directors, a staggered board helps the corporation attract and retain highly qualified individuals willing to commit the time and resources necessary to understand the corporation, its operations and its competitive environment. The Investor Responsibility Research Center recently reported that over 60% of corporations included in the S&P Index cur-rently have similar procedures for staggered elections of members of the Board of Directors.

  Board classification is further intended to give the corporation valuable protection against an unsolicited takeover unfavorable to stockholders. A classified board permits a more orderly process for directors to consider any and all alternatives to maximize stockholder value. The classified board is intended to encourage persons who may seek to acquire control of Baxter to initiate such action through negotiations with the Board. At least two meetings of stockholders would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors provides the Board with an adequate opportunity to fulfill its duties to Baxter's stockholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all stockholders.

  Adoption of this proposal would not automatically eliminate the classified board. Further action by the stockholders would be required to amend the Restated Certificate of Incorporation, as amended. An affirmative vote of at least two-thirds of the holders of all

Minority Stockholder Proposal
securities of the corporation entitled to vote is required for repeal of the classified board provision, which is set forth in Article SIXTH of the Restated Certificate of Incorporation, as amended. Under Delaware law, an amendment to the Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to stockholders. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Baxter and its stockholders.

  For the reasons stated above, the Board of Directors recommends a vote AGAINST this proposal.

Other Information

Attending the Annual Meeting

  The Annual Meeting will take place at the Drury Lane Theatre in Oakbrook Terrace, Illinois. A map showing the meeting location appears at the end of this proxy statement.

  Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card, or by following the instructions provided when you vote through the Internet or by telephone. Stockholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. Beneficial owners holding shares through a broker, bank or other nominee will be admitted upon proof of ownership.

Reducing Mailing Expenses

  New Proxy Rules: The SEC has adopted amendments to the proxy rules under the Securities Exchange Act of 1934 that allow companies and intermediaries (brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering a single proxy statement and annual report to those security holders who share the same address. Therefore, Baxter or an intermediary may be in contact with you for your consent to receiving a single proxy statement and annual report per household. We encourage you to provide your consent as it will reduce the volume of duplicate information received at your household as well as reduce our operating expenses.

  If you are already participating in householding and no longer wish to do so, please contact your bank or broker or Baxter's Investor Relations Department at our principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015 or by calling (847) 948-2000.

  Duplicates: If you received more than one copy of the 2000 Annual Report to Stockholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote through the Internet or by telephone. At least one account at your address must continue to receive the annual report, unless you elect to view future documents through the Internet.

  Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. You may contact us at http://www.eproxyvote.com/bax during the proxy voting period. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered stockholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.

Cost of Proxy Solicitation

  Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to all stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees,

Other Information
may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

  In addition, Baxter has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of $10,000 plus expenses for these services.

Future Stockholder Proposals and Nominations

  Any stockholder who intends to present a proposal at Baxter's annual meeting to be held in 2002, and who wishes to have a proposal included in Baxter's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 23, 2001 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

  Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Baxter's bylaws. The bylaws, which are available upon request from the Corporate Secretary, require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year's annual meeting.

  The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a stockholder entitled to vote who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year's annual meeting.

  To be eligible for consideration at the 2002 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 1 and March 2, 2002. This advance notice period is intended to allow all stockholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

  All submissions to, or requests from, the Corporate Secretary should be made to Baxter's principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

By order of the Board of Directors,

/s/ Jan Stern Reed
Jan Stern Reed
Corporate Secretary and Associate General Counsel

Deerfield, Illinois
March 23, 2001

Other Information

                                                                      EXHIBIT A

                           BAXTER INTERNATIONAL INC.
                      2001 INCENTIVE COMPENSATION PROGRAM

 1. Purpose. The purpose of the Baxter International Inc. 2001 Incentive Compensation Program ("Program") is to increase stockholder value and to advance the interests of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company") by providing a variety of economic incentives designed to attract, retain and motivate directors, officers, other employees, consultants, independent contractors and agents. As used in this Program, the term "subsidiary" means any entity, whether or not incorporated, in which Baxter has a direct or indirect interest in the equity of the entity.

 2.  Administration.

 2.1 Administration by Committee. The Program shall be administered by the Compensation Committee of the Baxter Board of Directors ("Committee"), which shall consist of two or more non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act") who also qualify as outside directors within the meaning of Section 162(m) and the related regulations under the Internal Revenue Code of 1986, as amended, except as otherwise determined by the Board of Directors. The Board of Directors may also exercise any or all authority otherwise delegated to the Committee under the terms of the Program with respect to the grant or administration of incentives.

 2.2 Authority. Subject to the provisions of the Program, the Committee shall have the authority to (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program, (b) grant incentives under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, incentives which are made in combination with or in tandem with other incentives (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation,
     (c) modify the terms of, cancel and reissue, or repurchase outstanding incentives, subject to subsection 11.9(b), (d) prescribe the form of agreement, certificate or other instrument evidencing any incentive under the Program, (e) correct any defect or omission and reconcile any inconsistency in the Program or in any incentive hereunder, and (f) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that in no event shall the Committee cancel any outstanding stock option for the purpose of reissuing an option to the option holder at a lower exercise price. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable law in administering the Plan.

 3. Participation. Subject to the terms and conditions of the Program, the Committee shall determine and designate from time to time the directors (including non-employee directors), officers and other employees of the Company, persons expected to become directors, officers and other employees, consultants, independent contractors and agents of the Company who shall receive incentives under the Program ("Participants"). All employees of the Company are eligible to receive incentives under the Program. Participation in the Program, the grant of incentives, and any related performance goals for persons subject to section 16(a) of the Exchange Act, must be approved by the Committee. The Committee's authority with respect to

Other Information

     participation, the grant of incentives and related performance objectives for others (persons not subject to section 16(a)) may be delegated. For purposes of the Program, references to employment shall also mean service as a director of Baxter as well as an agency or independent contractor relationship.

 4.  Shares Subject to the Program

 4.1 Number of Shares Reserved. Shares of common stock, $1.00 par value, of Baxter ("Common Stock") shall be available for incentives under the Program. To the extent provided by resolution of the Baxter Board of Directors, such shares may be uncertificated. Subject to adjustment in accordance with subsections 4.3 and 4.4, the aggregate number of shares of Common Stock available for incentives under the Program shall be 10,000,000 shares.

 4.2 Type of Common Stock. Common Stock issued under the Program in connection with Stock Options and Performance Shares may be authorized and unissued shares or issued shares held as treasury shares. Common Stock issued under the Program in connection with Restricted Stock or Stock Awards shall be issued shares held as treasury shares; provided, however, that authorized and unissued shares may be issued in connection with Restricted Stock or Stock Awards to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

 4.3 Reusage of Shares.

   (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any incentive under the Program, that number of shares of Common Stock that was subject to the incentive but not delivered shall again be available for incentives under the Program.

   (b) In the event that shares of Common Stock are delivered under the Program as Restricted Stock or pursuant to a Stock Award and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall again be available for incentives under the Program.

   (c) Notwithstanding the provisions of paragraphs (a) or (b), the following shares of Common Stock shall not be available for reissuance under the
       Program: (1) shares which are withheld from any award or payment under the Program to satisfy tax withholding obligations (as described in subsection 11.5(e)); (2) shares which are surrendered to fulfill tax obligations (as described in subsection 11.5(e)); and (3) shares which are surrendered in payment of the Option Price (as defined in subsection 5.1) upon the exercise of a Stock Option.

4.4 Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange, or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to incentives under the Program, the terms of any outstanding incentives (including the price at which shares of stock may be issued pursuant to an outstanding incentive) and the limitations set forth in Sections 5.1, 6, 7.1, and 8.1 shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of incentives awarded or to be awarded to Participants under the Program.

Other Information

 5.  Stock Options.

 5.1 Awards. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom options to purchase shares of Common Stock ("Stock Options") are to be awarded under the Program and shall determine the number, type, and terms of the Stock Options to be awarded to each of them. Stock Option awards are subject to the following specific limitations. Each Stock Option shall expire on the earlier of the date provided by the option terms or the date which is 10 years and one day after the date of grant. The option price per share ("Option Price") for any Stock Option awarded shall not be less than the greater of par value or the Fair Market Value of a share of Common Stock on the date the Stock Option is awarded. Each Stock Option awarded under the Program shall be a "nonqualified stock option" for tax purposes unless the Stock Option satisfies all of the requirements of section 422 of the Internal Revenue Code of 1986, as amended, and the Committee designates such Stock Option as an "Incentive Stock Option". No person shall receive, in any calendar year, Stock Options which, in the aggregate, represent more than 500,000 shares of Common Stock, subject to adjustment as set forth in Section 4.4.

 5.2 Manner of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice to Baxter prior to the date on which the Stock Option expires; provided, however, that a Stock Option may only be exercised with respect to whole shares of Common Stock. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment of the Option Price for such shares in such form and manner as the Committee may from time to time approve, provided, however, that shares of Common Stock may not be used to pay any portion of the Option Price unless such shares are shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market. The Committee may establish attestation procedures to be used in lieu of the actual delivery of shares in payment of the Option Price.

 5.3 Substitution of Cash. Notwithstanding any provision in this Program to the contrary, or any provision in any agreement evidencing a Stock Option awarded hereunder to the contrary, in the event of a Change in Control pursuant to paragraph (1) or (2) of subsection 11.10, or in the event of a Change in Control pursuant to paragraph (3) or (4) of subsection 11.10 in connection with which the holders of Common Stock receive consideration other than shares of Common Stock that are registered under
     Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Stock Option be surrendered to the Company by the holder thereof for cancellation by the Company, and the holder thereof shall receive, within ten days of the occurrence of such Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to such Stock Option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of Baxter in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the Stock Option.

 6. Stock Awards. Subject to the terms and conditions of the Program, the Committee shall designate the employees who shall be awarded shares of Common Stock without restrictions ("Stock Awards"), under the Program and shall determine the number and terms of the Stock Awards to be awarded to each of them. Stock Awards are subject to the following specific limitations. No person subject to section 16(a) of the Exchange Act may receive a Stock Award,

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

Other Information

     and no person eligible to receive a Stock Award may receive a Stock Award representing more than 2,500 shares of Common Stock in any calendar year, subject to adjustment as set forth in Section 4.4.

 7.  Restricted Stock.

 7.1 Awards. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom shares of Common Stock, subject to restrictions ("Restricted Stock"), shall be awarded under the Program and determine the number of shares and the terms and conditions of each such award. Each Restricted Stock award shall entitle the Participant to receive shares of Common Stock upon the terms and conditions specified by the Committee and subject to the following provisions of this Section 7 and the provisions of Section 10, and no person eligible to receive Restricted Stock may receive more than 50,000 shares in any calendar year, subject to adjustment as set forth in Section 4.4.

 7.2 Restrictions. All shares of Restricted Stock transferred or sold hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation, any or all of the following:

     (a) a required period of employment with the Company, as determined by the Committee, prior to the vesting of the shares of Restricted Stock;

     (b) a prohibition against the sale, assignment, transfer, pledge, hypothecation or other encumbrance of the shares of Restricted Stock for a specified period as determined by the Committee;

     (c) a requirement that the holder of shares of Restricted Stock forfeit (or in the case of shares sold to a Participant, resell to the Company at his or her cost) all or a part of such shares in the event of termination of his or her employment during any period in which such shares are subject to restrictions; or

     (d) a prohibition against employment of the holder of such Restricted Stock by any competitor of the Company or against such holder's dissemination of any secret or confidential information belonging to the Company.

     All restrictions on shares of Restricted Stock awarded pursuant to the Program shall expire at such time or times as the Committee shall specify.

 7.3 Registration of Shares. Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such shares are certificated, in the discretion of the Committee, may be deposited in a bank designated by the Committee or with Baxter. The Committee may require a stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated.

 7.4 Stockholder Rights. Subject to the terms and conditions of the Program, during any period in which shares of Restricted Stock are subject to forfeiture or restrictions on transfer, each Participant who has been awarded shares of Restricted Stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive all dividends paid on such shares. Unless otherwise provided by the Committee, stock dividends or non-cash dividends and, except as otherwise provided by subsection 11.10, any other securities distributed with respect to Restricted Stock shall be restricted to the same extent and subject to the same terms and conditions as the Restricted Stock to which they are attributable.

Other Information

 7.5 Lapse of Restrictions. Subject to the terms and conditions of the Program, at the end of any time period during which the shares of Restricted Stock are subject to forfeiture or restrictions on transfer, such shares will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary or heir).

 7.6 Substitution of Cash. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date of the distribution) of shares of Common Stock otherwise required to be distributed to a Participant in accordance with this Section 7.

 8.  Performance Shares.

 8.1 Awards. A performance share is an award which shall be paid in shares of Common Stock, as described below. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Performance Shares are to be awarded in accordance with this Section 8 and the number of shares subject to the award and the terms and conditions of such awards. No person eligible for a Performance Share Award shall receive more than 50,000 shares in any calendar year, subject to adjustment as set forth in Section 4.4. Each Performance Share awarded pursuant to this Section 8 shall entitle the Participant to a payment in the form of one share of Common Stock upon the attainment of such performance goals and other terms and conditions as may be specified by the Committee.

 8.2 No Adjustments. Except as otherwise provided by the Committee, no adjustment shall be made in Performance Shares awarded on account of cash dividends which may be paid or other rights which may be provided to the holders of Common Stock prior to the end of any period for which performance goals were established.

 8.3 Substitution of Cash. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date of the issuance) of shares of Common Stock otherwise required to be issued to a Participant in accordance with this Section 8.

 9. Other Incentives. In addition to the incentives described in Sections 5 through 8 above and subject to the terms and conditions of the Program, the Committee may grant other incentives ("Other Incentives"), payable in cash or in kind, under the Program as it determines to be in the best interest of the Company.

10. Performance Goals and Application of Tax Deduction Limitations. Compensation attributable to a Stock Option awarded to a Participant is intended to satisfy the requirements of the exception for qualified performance-based compensation within the meaning of section 162(m) and the related regulations under the Internal Revenue Code of 1986, as amended. All awards of Restricted Stock, Performance Shares, and Other Incentives under the Program, to persons subject to section 16(a) of the Exchange Act, shall be made subject to the attainment of performance goals relating to one or more of the business criteria within the meaning of section 162(m) identified above, including but not limited to, stock price, market share, sales, net earnings, earnings per share, return on equity, costs, and cash flow, as determined by the Committee from time to time.

11.  General.

11.1 Effective Date. The Program will become effective upon its approval by the affirmative vote of the holders of a majority of the voting stock of Baxter present in person or represented by proxy and entitled to vote thereon at a meeting of Baxter's stockholders. Unless approved within

Other Information

     one year after the date of the Program's adoption by the Board of Directors, the Program shall not be effective for any purpose. Prior to the approval of the Program by Baxter's stockholders, the Committee may award incentives, but if such approval is not received in the specified period, then such awards shall be of no effect.

11.2 Duration. The Program shall remain in effect until all incentives granted under the Program have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated in accordance with the terms of the Program or the incentive and until all restrictions imposed on shares of Common Stock issued under the Program have lapsed. No incentive may be granted under the Program after the tenth anniversary of the date the Program is approved by Baxter's stockholders.

11.3 Non-transferability of Incentives. No share of Restricted Stock, Performance Share, or Other Incentive under the Program may be transferred, pledged, or assigned by the holder thereof (except, in the event of the holder's death, by will or the laws of descent and distribution to the limited extent provided in the Program or in the terms of the incentive), and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. Stock Options may be transferred by the holder thereof to the limited extent authorized by rules and procedures established by the Committee from time to time.

11.4 Effect of Termination of Employment or Death. If a Participant ceases to be an employee of the Company for any reason, including death, any incentives then outstanding may be exercised or shall expire in accordance with the terms of the incentive.

11.5 Compliance with Applicable Law and Withholding.

     (a) Notwithstanding any other provision of the Program, Baxter shall have no obligation to issue any shares of Common Stock under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.

     (b) Prior to the issuance of any shares of Common Stock under the Program, Baxter or the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.

     (c) With respect to any person who is subject to section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.

     (d) If, at any time, Baxter, in its sole discretion, determines that the listing, registration, or qualification (or any updating of any such document) of any type of incentive, or the shares of Common Stock issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any incentive, the issuance of shares of Common Stock pursuant to any incentive, or the removal of any restrictions imposed on shares subject to an incentive, such incentive shall not be granted and the shares of Common Stock shall not be issued or such

Other Information

       restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to Baxter.

   (e) All incentives and payments under the Program are subject to withholding of all applicable taxes and the Company shall have the right to withhold from any award under the Program or to collect as a condition of any payment under the Program, as applicable, any taxes required by law to be withheld. To the extent provided by the Committee, a Participant may elect to have any distribution, or a portion thereof, otherwise required to be made under the Program to be withheld or to surrender to the Company previously owned shares of Common Stock to fulfill any tax withholding obligation.

11.6 No Continued Employment. The Program does not constitute a contract of employment or continued service, and participation in the Program will not give any employee or Participant the right to be retained in the employ of the Company or the right to continue as a director of the Company or any right or claim to any benefit under the Program unless such right or claim has specifically accrued under the terms of the Program or the terms of any incentive under the Program.

11.7 Treatment as a Stockholder. No incentive granted to a Participant under the Program shall create any rights in such Participant as a stockholder of Baxter until shares of Common Stock related to the incentive are registered in the name of the Participant.

11.8 Deferral Permitted. Payment of cash to a Participant or distribution of any shares of Common Stock to which a Participant is entitled under any incentive shall be made as provided in the terms of the incentive. Payment may be deferred at the request of the Participant to the extent provided in the incentive.

11.9 Amendment of the Program. The Board may, at any time and in any manner, amend, suspend, or terminate the Program or any incentive outstanding under the Program; provided, however, that no such amendment or discontinuance shall:

   (a) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted;

   (b) alter or impair the rights of Participants with respect to incentives previously made under the Program without the consent of the holder thereof; or

   (c) make any change that would disqualify awards made under the Program, intended to be so qualified, from the exemption provided by Rule 16b-3 of the Exchange Act.

11.10 Acceleration of Incentives. Notwithstanding any provision in this Program to the contrary or the normal terms of vesting in any incentive, (a) the restrictions on all shares of Restricted Stock awarded shall lapse immediately, (b) all outstanding Stock Options will become exercisable immediately, and (c) all performance goals shall be deemed to be met and payment made immediately if a Change in Control occurs. For purposes of this Program, a "Change in Control" shall have occurred if:

   (1) any "Person", as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Baxter, any corporation owned, directly or indirectly, by the stockholders of Baxter in

Other Information

       substantially the same proportions as their ownership of stock of Baxter, and any trustee or other fiduciary holding securities under an employee benefit plan of Baxter or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter representing 30% or more of the combined voting power of Baxter's then outstanding securities;

   (2) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board of Directors of Baxter, and any new director (other than a director designated by a Person who has entered into an agreement with Baxter to effect a transaction described in paragraph (1), (3) or (4) of this subsection 11.10) whose election by the board or nomination for election by Baxter's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

   (3) a merger or consolidation of Baxter with any other corporation shall be consummated, other than (A) a merger or consolidation which would result in the voting securities of Baxter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Baxter or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Baxter (or similar transaction) in which no Person acquires more than 30% of the combined voting power of Baxter's then outstanding securities; or

   (4) a plan of complete liquidation or dissolution of Baxter or an agreement for the sale or disposition by Baxter of all or substantially all of Baxter's assets (or any transaction having a similar effect) shall be consummated.

11.11 Definition of Fair Market Value. Except as otherwise determined by the Committee, the "Fair Market Value" of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock as reported on The National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) ("Composite Tape") on the applicable date or, if no sales of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date the Common Stock was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable).

Other Information

                                                                      EXHIBIT B

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                         OF BAXTER INTERNATIONAL INC.

Statement of Purpose

  The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Baxter International Inc. ("Baxter" or the "Corporation") is to assist the Board in fulfilling its oversight responsibilities. The Committee will review the Corporation's financial reporting process, system of internal control, audit process and the process for monitoring compliance with laws and regulations. In performing its duties, the Committee will maintain effective working relationships with and open communication between the Board, management and the internal and independent auditors.

Organization and Meetings

  The Committee, a standing committee of the board, will be composed of three or more directors, each of whom has no relationship to Baxter that may interfere with the exercise of his or her independence from management and the Corporation. All members of the Committee will be financially literate, or will become financially literate within a reasonable period of time after appointment to the Committee, and at least one member of the Committee will possess accounting or related financial management expertise, as the Board interprets such qualifications. Members of the Committee, including its Chairperson, shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall have been duly elected and qualified.

  The Committee will have at least four regularly scheduled meetings each year, with additional meetings to be held as circumstances require. The Committee will keep minutes of its meetings, and will regularly report to the Board on its activities, making recommendations as appropriate.

Key Responsibilities

  The Committee's job is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff as well as the outside auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the outside auditor's work.

  The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Internal Control

 . Review Baxter's policies and procedures with management and recommend to the Board any changes considered appropriate.

Other Information

 . Review the adequacy and effectiveness of Baxter's financial and accounting controls with the independent auditor and the internal auditor, as appropriate, receiving recommendations for the improvement of such controls and reviewing whether any such previously approved recommendations have been implemented.

External Control

 . Review and recommend to the Board the independent auditor to be selected to audit Baxter's consolidated financial statements. The Committee, subject to any action that may be taken by the full Board, shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor, and the independent auditor shall be ultimately accountable to the Committee and the Board.

 . Ensure the objectivity of the independent auditor by reviewing and discussing with the independent auditor all significant relationships which the auditor has with the Corporation and its affiliates, including: (i) requesting, receiving and reviewing, on an annual basis, a formal written statement delineating all relationships which may reasonably be thought to bear on the independence of the independent auditor with respect to the Corporation in accordance with professional standards governing such independence; (ii) discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and (iii) recommending that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independence of the independent auditors.

 . Meet with the independent auditor and management to review the proposed audit scope and procedures to be utilized.

 . At the conclusion of each annual audit, review such matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards, as well as any other comments or recommendations made by the independent auditor.

Internal Audit

 . Review the qualifications and organizational structure of the internal audit function and concur in the appointment, replacement, reassignment or dismissal of the Vice President, corporate audit.

 . Review the proposed audit plan of the internal auditor, including the independence and authority of the internal auditor's reporting obligations, the adequacy of internal audit resources and the coordination and completeness of coverage between the internal and independent auditors.

 . Receive periodic summaries of findings from completed internal audits and, as appropriate, the status of major audits in process. Receive progress reports on the completion of the current year's internal audit plan, including explanations for any significant deviations from the plan.

Financial Reporting

 . Review the Corporation's consolidated financial statements that will be contained in its Annual Report to Shareholders with management and the independent auditor to determine whether they are complete and consistent with information known to the Committee members, and whether the independent auditor is satisfied with the disclosure and content of those financial statements. Based on such review, recommend to the Board that the consolidated financial statements of the

Other Information

   Corporation be included in its Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K with the Securities and Exchange Commission).

 . Review with management, the independent auditor and the internal auditor the interim consolidated financial statements of the Corporation and the results of the independent auditor's review of those statements. This review shall occur prior to the Corporation's filing of the Form 10-Q with the Securities and Exchange Commission and may, at the Committee's discretion, be performed by the Committee Chairperson.

 . Discuss with the independent auditor the auditor's judgments about the quality and the acceptability of accounting principles used to prepare the Corporation's consolidated financial statements. Review the impact on the annual financial statements of any significant accounting and reporting issues, including recent professional and regulatory pronouncements and any newly adopted or proposed changes in accounting principles that would significantly affect Baxter or its consolidated financial statements.

Ethical and Legal Compliance

 . Assure that a system is in place for monitoring compliance with laws and regulations, including receiving reports from the General Counsel on the results of management's review of compliance with Baxter's policies and any investigations by management related to significant fraudulent acts or irregularities.

 . Periodically review with the General Counsel Baxter's preventive law program and activities, as well as any legal and regulatory matters that may have a material impact on Baxter.

 . In conjunction with the Public Policy Committee, evaluate whether management is setting the appropriate "tone at the top" by communicating the importance of Baxter's ethical and business practices standards, including the importance of internal accounting controls.

Other Responsibilities

 . Meet separately with the internal auditor and the independent auditor without members of management present to discuss any matters that the auditors or the Committee believe should be discussed privately.

 . Review with the General Counsel any legal matters that could have a significant impact on the Corporation's financial statements.

 . If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations as needed.

 . Review the policies and procedures in effect for considering officers' expenses and perquisites.

 . Perform such other oversight functions as assigned by law, the Corporation's articles of incorporation, as amended or restated, the bylaws of the Corporation or the Board of Directors.

 . Review and discuss the adequacy of the Audit Committee Charter on an annual basis, or more frequently upon changes to the membership of the Committee or as otherwise needed.

Approved and adopted by the Baxter International Inc. Board of Directors March 21, 2000

Directions to the Annual Meeting

                                     [MAP]

From downtown Chicago                    From O'Hare Airport
Take I-290 West to I-88 West,            Take I-190 East to I-294 South,
Immediately after you pay the first      Take I-294 South to I-88 West,
toll on I-88, exit at Cermak Road,       Immediately after you pay the first
Proceed straight at stop light on        toll on I-88, exit at Cermak Road,
Spring Road,                             Proceed straight at stop light on
You will then pass through two stop      Spring Road,
lights and will pass the Hyatt on        You will then pass through two stop
your right,                              lights and will pass the Hyatt on
After the second stop light, turn        your right,
right onto Drury Lane,                   After the second stop light, turn
Turn left at Drury Lane Entrance         right onto Drury Lane,
sign.                                    Turn left at Drury Lane Entrance
                                         sign.

From the Western suburbs

Take I-88 East, exit at Midwest          From Baxter Corporate Headquarters in
Road,                                    Deerfield
After paying toll, turn right at         Take I-294 South to I-88 West,
stop light onto Midwest Road,            Immediately after you pay the first
Turn right at stop light onto 22nd       toll on I-88, exit at
Street,                                  Cermak Road,
Turn left at stop light onto Route       Proceed straight at stop light on
83 (Kingery Highway),                    Spring Road,
Proceed straight on Route 83 (past       You will then pass through two stop
Oak Brook Shopping Center) to            lights and will pass
Butterfield/Roosevelt Road,              the Hyatt on your right,
Exit to right onto                       After the second stop light, turn
Butterfield/Roosevelt Road and           right onto Drury Lane,
proceed to Drury Lane (South),           Turn left to the Drury Lane Entrance
Turn right at Drury Lane Entrance        sign.
sign.

PROXY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 1, 2001
Solicited by the Board of Directors of Baxter International Inc.

The undersigned hereby appoint(s) Harry M. Jansen Kraemer, Jr. and Thomas J. Sabatino, Jr., and each of them, as proxyholders, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Stockholders to be held on May 1, 2001, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxyholders will vote: for the election of the three nominees for director listed hereon; in accordance with the Board of Directors' recommendations on the matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting.

Election of Directors, Nominees:

01 Pei-yuan Chia
02 Arnold J. Levine, Ph.D.
03 Monroe E. Trout, M.D.

Comments/Change of Address

______________________________________

______________________________________

______________________________________

______________________________________

______________________________________

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope.

                                                                     SEE REVERSE
                                                                         SIDE
--------------------------------------------------------------------------------
                           .  FOLD AND DETACH HERE .

              ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to access future proxy materials and the annual report via the Internet instead of receiving copies in the mail, please follow the directions below.

If you elect to vote via the Internet at http://www.eproxyvote.com/bax, a link to the site during the 2001 proxy voting period will enable you to enroll for the electronic dissemination of next year's proxy material.

Any registered stockholder may elect the electronic dissemination of next year's proxy material at any time during the year by enrolling at http://www.econsent.com/bax.

[X] Please mark your                                                      8552
    votes as in this
    example.

   This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR election of directors, FOR proposals 2, 3, and 4 and AGAINST proposal 5.
--------------------------------------------------------------------------------
      The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.
--------------------------------------------------------------------------------
1. Election of                 FOR     WITHHOLD
   Directors                   [_]       [_]
   (See Reverse).

For, except vote withheld from the following nominee(s):


_________________________________________________________
--------------------------------------------------------------------------------
                               FOR     AGAINST     ABSTAIN
2. Ratification of             [_]       [_]         [_]
   independent
   accountants.

3. Approval to increase        [_]       [_]         [_]
   the authorized
   shares of common
   stock.

                               FOR     AGAINST     ABSTAIN
4. Adoption of Baxter's 2001   [_]       [_]         [_]
   Incentive Compensation
   Program.

--------------------------------------------------------------------------------
         The Board of Directors recommends a vote AGAINST proposal 5.
--------------------------------------------------------------------------------
                               FOR     AGAINST     ABSTAIN
5. Proposal relating to        [_]       [_]         [_]
   declassification of the
   board of directors.
--------------------------------------------------------------------------------

Mark the box if you have more than one account and want to discontinue [_] receiving multiple copies of future annual reports.

Mark the box if you will attend the Annual Meeting.  [_]

Mark the box if you want your votes treated as confidential.  [_]



SIGNATURE (S) ______________________________  DATE _______

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.
--------------------------------------------------------------------------------
                          .  FOLD AND DETACH HERE  .



Baxter encourages you to take advantage of several convenient ways to vote your shares on the matters to be covered at the 2001 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. If you vote through the Internet or by telephone, use the voter control number printed in the box above, just below the perforation. Your vote authorizes the named proxies to act in the same manner as if you marked, signed, dated and returned the proxy card.

1. Vote through the Internet. Log on to the Internet and go to the web site http:// www.eproxyvote.com/bax. Internet voting is available 24 hours a day, 7 days a week until 24 hours prior to the Annual Meeting. Have this proxy card in hand when you log on and follow the step-by-step instructions provided on the screen.

2. Vote by phone. United States and Canadian stockholders may call 1-877-PRX-Vote (1-877-779-8683) from any touch-tone telephone. Stockholders in other countries may call 201-536-8073. Telephone voting is available 24 hours a day, 7 days a week until the Annual Meeting begins. Have your proxy card in hand when you call. To vote in accordance with the recommendations of the Board of Directors on ALL proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 2.

3. Vote by mail. Mark, sign and date your proxy card (above) and return it in the postage-paid envelope herein provided or otherwise return it to Baxter, P.O. Box 8616, Edison, New Jersey 08818-8616.

                                       Thank You For Your Vote
                                       [LOGO]
                                       Baxter International Inc.
                                       One Baxter Parkway
                                       Deerfield, Illinois 60015-4633